Exhibit 4.1
THE TJX COMPANIES, INC.,
as Issuer
and
U.S. Bank National Association,
as Trustee
SECOND SUPPLEMENTAL INDENTURE
Dated as of July 23, 2009
to the Indenture dated as of April 2, 2009
4.200% Notes due 2015

TABLE OF CONTENTS

Page
ARTICLE 1
APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01. Application of Second Supplemental Indenture	2

ARTICLE 2
DEFINITIONS

Section 2.01. Certain Terms Defined in the Indenture	2
Section 2.02. Definitions	2

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating	7
Section 3.02. Terms of the Notes	8
Section 3.03. Optional Redemption	8
Section 3.04. Repurchase of Notes upon a Change of Control	9
Section 3.05. Certain Interest Payments	10

ARTICLE 4
CERTAIN COVENANTS

Section 4.01. Restrictions on Secured Debt	11
Section 4.02. Restrictions on Sale and Leaseback Transactions	12
Section 4.03. Exempted Debt	13
Section 4.04. Limitations Upon Permitting Restricted Subsidiaries to become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to become Restricted Subsidiaries	13

ARTICLE 5
MISCELLANEOUS

Section 5.01. Trust Indenture Act Controls	14
Section 5.02. New York Law to Govern	14
Section 5.03. Counterparts	14
Section 5.04. Severability	14
Section 5.05. Ratification	14
Section 5.06. Effectiveness	14
Section 5.07. Trustee Makes No Representation	15

EXHIBIT A — Form of 4.200% Note due 2015	A-1

i

SECOND SUPPLEMENTAL INDENTURE
          SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 23, 2009, between The TJX Companies, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”).
RECITALS OF THE COMPANY
          WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of April 2, 2009 (the “Base Indenture,” and together with this Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or mores series as provided in the Indenture;
          WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 2.1 of the Base Indenture, and to provide for the issuance of the Notes (as defined below), as permitted by Section 3.1 of the Base Indenture, and to set forth the terms thereof;
          WHEREAS, the Company desires to execute this Second Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the form, and pursuant to Section 3.1 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 4.200% Notes due 2015 (the “Notes”), in an initial aggregate principal amount of $400,000,000. The Notes are a series of securities as referred to in Section 3.1 of the Base Indenture.
          WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture;
          WHEREAS, all things necessary have been done by the Company to make this Second Supplemental Indenture, when executed and delivered by the Company, a valid supplement to the Indenture; and
          WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of the Indenture, the valid obligations of the Company;
          NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE 1
APPLICATION OF SUPPLEMENTAL INDENTURE
          Section 1.01. Application of Second Supplemental Indenture.
          Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under the Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Second Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Second Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.
ARTICLE 2
DEFINITIONS
          Section 2.01. Certain Terms Defined in the Indenture.
          For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.
          Section 2.02. Definitions.
          For the benefit of the Holders of the Notes, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:
          “Additional Notes” has the meaning specified in Section 3.02(b) hereto.
          “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.
          “Capitalized Lease Obligations” means obligations created pursuant to leases that are required to be shown on the liability side of a balance sheet in accordance with FASB

Statement No. 13, “Accounting for Leases,” as amended and interpreted, or any successor or comparable accounting standard.
          “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than the Company or one of its Wholly-Owned Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (4) the adoption of a plan relating to the Company’s liquidation or dissolution.
          The term “person”, as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
          “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under generally accepted accounting principles) that under generally accepted accounting principles would be included on the Company’s and its Restricted Subsidiaries’ consolidated balance sheet, after deducting therefrom (i) amounts that would, in conformity with generally accepted accounting principles, be included as current liabilities on such consolidated balance sheet (other than (x) the current portion of any Funded Debt or Capitalized Lease Obligations, (y) the current portion of accrued interest and (z) the current portion of current and deferred income taxes), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than leasehold costs), which in each such case would be so included on such balance sheet, and (iii) all amounts which would be so included on such balance sheet in respect of Investments (less applicable reserves) in Non-Restricted Subsidiaries in excess of the amount of such Investments at January 31, 2009.
          “Continuing Directors” means, as of any date of determination, any members of the Company’s Board of Directors who (1) were members of the Company’s Board of Directors on the date the Notes were issued or (2) were nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Funded Debt” of any person means Indebtedness, whether incurred, assumed or guaranteed, maturing by its terms more than one year from the date of creation thereof, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from the date of creation thereof; provided, however, that Funded Debt shall not include (i) obligations created pursuant to leases, (ii) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (iii) any Indebtedness for the payment or redemption of which money in the necessary amount shall have deposited in trust either at or before the maturity date thereof.
          “Global Note” means the Note in the form of Global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
          “Initial Notes” has the meaning specified in Section 3.02(b) hereto.
          “Investment” means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include the Company’s or any Restricted Subsidiary’s accounts receivable arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Subsidiary of the Company’s or any Restricted Subsidiary’s accounts receivable arising from transactions in the Company’s or any Restricted Subsidiary’s ordinary course of business.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB — (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.
          “Moody’s” means Moody’s Investors Service, Inc., and its successors.
          “Mortgage” and “Mortgages” have the meaning specified in Section 4.01(a) hereto.

          “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction, net of the direct costs relating to such Sale and Leaseback Transaction, including (i) legal, accounting and investment banking fees, and brokerage and sales commissions, (ii) any relocation expenses incurred as a result thereof, (iii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by the Operating Property or Operating Assets disposed of and required to be paid as a result of such transaction and (v) any deduction of appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve in accordance with generally accepted accounting principles against any liabilities associated with the Operating Property or Operating Assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such sale or other disposition thereof.
          “Non-Restricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.
          “Notes” has the meaning specified in the recitals hereto.
          “Operating Assets” means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned by the Company or a Restricted Subsidiary.
          “Operating Property” means all real property and improvements thereon owned by the Company or a Restricted Subsidiary constituting, without limitation, any store, warehouse, service center or distribution center wherever located; provided that such term shall not include any store, warehouse, service center or distribution center that the Company’s Board of Directors declares by resolution not to be of material importance to the Company’s and its Restricted Subsidiaries’ business. Operating Property is treated as having been “acquired” on the day the Operating Property is placed in operation by the Company or a Restricted Subsidiary after the later of (a) its acquisition from a third party, including a Non-Restricted Subsidiary, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling, expansion or improvement (whether or not constituting an Operating Property prior to such reconstruction, renovation, remodeling, expansion or improvement).
          “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
          “Rating Event” means the rating on the Notes is lowered by both Rating Agencies and the Notes are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).
          “Reference Treasury Dealer” means each of Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., RBS Securities Inc. or their affiliates that are primary U.S. Government securities dealers and one other primary U.S. Government securities dealer in the City of New York selected by the Company, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York, the Company shall substitute therefor another such primary U.S. Government securities dealer.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.
          “Restricted Subsidiary” means any Subsidiary so designated by the Company’s Board of Directors or the Company’s duly authorized Officers in accordance with this Second Supplemental Indenture provided that (a) the Company’s Board of Directors or its duly authorized Officers may, subject to certain limitations, designate any Non-Restricted Subsidiary as a Restricted Subsidiary and any Restricted Subsidiary as a Non-Restricted Subsidiary and (b) any Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries shall be a Non-Restricted Subsidiary.
          “Sale and Leaseback Transaction” has the meaning specified in Section 4.02 hereto.
          “Senior Funded Debt” means all of the Company’s Funded Debt (except Funded Debt, the payment of which is expressly subordinated to the payment of the Notes).
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
          “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
          “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the capital stock of which, other than directors’ qualifying shares, is owned by the Company and its other Wholly Owned Restricted Subsidiaries.
ARTICLE 3
FORM AND TERMS OF THE NOTES
          Section 3.01. Form and Dating.
          (a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Officer of the Company and attested by its Secretary or one of its Assistant Secretaries. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
          (b) The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
          (c) Global Note. The Notes shall be issued initially in the form of fully registered Global Securities (the “Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee.
          (d) Book-Entry Provisions. This Section 3.01(d) shall apply only to the Global Note deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 3.01(d), authenticate and deliver the Global Note that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions.
          (e) Paying Agent. The Company initially appoints the Trustee as Paying Agent for the payment of the principal of (and premium, if any) and interest on the Notes and the office of the Trustee at U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, New York 10005, be and hereby is, designated as the Place of Placement where the Notes may be presented for payment.

          Section 3.02. Terms of the Notes. The following terms relating to the Notes are hereby established:
          (a) Title. The Notes shall constitute a series of Securities having the title “4.200% Notes due 2015”.
          (b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be $400,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Indenture). The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.
          (c) Maturity Date. The entire outstanding principal amount of the Notes shall be payable on August 15, 2015.
          (d) Interest Rate. The rate at which the Notes shall bear interest shall be 4.200% per annum; the date from which interest shall accrue on the Notes shall be July 23, 2009, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be February 15 and August 15 of each year, beginning February 15, 2010; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Note (or predecessor Note) is registered (which shall initially be the Depository) at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1, as the case may be, next preceding such Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. For so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent in The City of New York; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.
          (e) Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes shall be made in United States Dollars.
          (f) Sinking Fund. The Notes are not subject to any sinking fund.
          Section 3.03. Optional Redemption.

          (a) The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Second Supplemental Indenture, shall apply to the Notes.
          (b) The Notes shall be redeemable as a whole or in part, at the Company’s option at any time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. Further, installments of interest on the Notes to be redeemed that are due and payable on the Interest Payment Dates falling on or prior to the Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture.
          (c) Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed; provided that notice of redemption may be mailed more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of Notes. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot or any other such method as the Trustee deems to be fair and appropriate.
          (d) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest shall cease to accrue on the Notes or portions thereof called for redemption.
          Section 3.04. Repurchase of Notes upon a Change of Control.
          (a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes as provided in Section 3.03, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to any integral multiple of $1,000, such that any remaining portion held be such Holder is at least $2,000) of that Holder’s Notes on the terms set forth in this Section 3.04 and in the Notes. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date; provided, that the expiration of the Change of Control Offer prior to consummation of such Change of Control shall not relieve the

Company of its obligation under this Section 3.04 if such Change of Control subsequently occurs.
          (b) On each Change of Control Payment Date, the Company shall, to the extent lawful:
     (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;
     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
          (c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.
          (d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.
          Section 3.05. Certain Interest Payments
          Installments of interest that are due and payable on Notes to be repurchased or redeemed on a Change of Control Payment Date or Redemption Date, as the case may be, between a Regular Record Date and an Interest Payment Date shall be payable on the Change of Control Payment Date or Redemption Date, as the case may be, to the registered Holders as of the close of business on the relevant Regular Record Date according to the Notes and the Indenture.

ARTICLE 4
CERTAIN COVENANTS
          The following covenants shall be applicable to the Company for so long as any of the Notes are Outstanding. Nothing in this Article will, however, affect the Company’s rights or obligations under any other provision of the Base Indenture or this Second Supplemental Indenture.
          Section 4.01. Restrictions on Secured Debt
          (a) The Company shall not, and shall not permit any Restricted Subsidiary to issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a “Mortgage” or “Mortgages”) upon any Operating Property or Operating Assets of the Company or any Restricted Subsidiary, whether such Operating Property or Operating Asset is now owned or hereafter acquired, without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any such Indebtedness that the Notes (together with, if the Company shall so determine, any other Indebtedness ranking equally with the Notes other than Securities not having the benefit of this Section 4.1) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:
     (i) the giving, within 180 days after the later of the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each a “substantial improvement”) of such property, and the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement, of any purchase money Mortgage (including security for bankers acceptances and similar inventory financings in the ordinary course of business and vendors’ rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof), or the acquiring of property not theretofore owned by the Company or such Restricted Subsidiary subject to any then existing Mortgage securing Indebtedness (whether or not assumed) including Indebtedness incurred for reimbursement of funds previously expended for any such purpose, provided that in each case (x) such Mortgage is limited to such property, including accretions thereto and any such construction or substantial improvement (or, with respect to bankers acceptances and similar inventory financings in the ordinary course of business, any inventory acquired by the Company or such Restricted Subsidiary during the 180-day period immediately preceding the date of creation of such Mortgage); (y) the principal amount of the Indebtedness being incurred that is secured by such Mortgage shall not exceed the cost of such acquired property, construction or substantial improvement, as the case may be; and (z) the principal amount of the Indebtedness secured by such Mortgage, together with all other Indebtedness to persons other than the Company or a Restricted Subsidiary secured by Mortgages on such property, shall not exceed the total cost of such property, including any such construction or substantial improvement;

     (ii) the giving by the Company or a Restricted Subsidiary of a Mortgage on real property that is the sole security for Indebtedness (w) incurred within three years after the latest of (1) the date of acquisition of such real property or (2) the date of completion of construction or substantial improvement made thereon by the Company or such Restricted Subsidiary, (x) incurred for the purpose of reimbursing itself for the cost of acquisition and/or the cost of improvement of such real property, (y) the amount of which does not exceed the aggregate cost of such real property and improvements, and (z) the Holder of which shall be entitled to enforce payment of such Indebtedness solely by resorting to the security therefor, without any liability on the part of the Company or such Restricted Subsidiary for any deficiency;
     (iii) any Mortgage on the Company’s or any Subsidiary’s assets existing on the date of this Second Supplemental Indenture or any Mortgage on the assets of any person on the date it became a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or any Mortgage on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary, if such Mortgage was created while such Subsidiary was a Non- Restricted Subsidiary, and such Mortgage would have been permitted under the provisions of this paragraph if such Subsidiary had been a Restricted Subsidiary at the time such Mortgage was created;
     (iv) any Mortgage incurred in connection with any refunding or extension of Indebtedness secured by a Mortgage permitted under clauses (i) to (iii) above, provided that the principal amount of the refinancing or extending Indebtedness does not exceed the principal amount of the Indebtedness so refunded or extended and that such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage and fixtures and building improvements thereon (and if the prior Mortgage was incurred under clause (ii) above, the requirements of clause (z) thereof are satisfied); or
     (v) any Mortgage given in favor of the Company or any Wholly Owned Restricted Subsidiary.
          Section 4.02. Restrictions on Sale and Leaseback Transactions
          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property or Operating Asset that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person subsequent to the date of this Second Supplemental Indenture with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by the Company to be fair and arm’s length and, within 180 days after the receipt of the proceeds of such sale or transfer, the Company or any Restricted Subsidiary (1) apply an amount equal to the Net Proceeds of such sale or transfer of such Operating Property or Operating Asset at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt of the Company or Funded Debt of such Restricted Subsidiary or (2) reinvest the Net Proceeds of such sale or transfer in assets used or useful for the Company’s and its Restricted Subsidiaries’ business. The foregoing restriction shall not apply to (i) any Sale and Leaseback Transaction for a term of not more than three years including renewals, (ii) any Sale and Leaseback Transaction with respect to Operating Property if a binding commitment with respect thereto is entered into within three years after the date such property was acquired (as the term “acquired” is used in the definition of Operating Property) or any Sale and Leaseback Transaction with respect to Operating Assets if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation, or (iii) any Sale and Leaseback Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries provided that the lessor shall be the Company or a Wholly Owned Restricted Subsidiary.
          Section 4.03. Exempted Debt
          Notwithstanding the restrictions on Mortgages and on Sale and Leaseback Transactions provided in Sections 4.01 and 4.02, the Company and its Restricted Subsidiaries may create or assume Mortgages, and renew, extend or replace such Mortgages, or enter into Sale and Leaseback Transactions, provided that, after giving effect thereto, the aggregate principal amount of all Indebtedness secured by Mortgages, which would otherwise be subject to Sections 4.01 and 4.02 (other than any Indebtedness secured by Mortgages permitted by clauses (i) through (v) of Section 4.01), together with all Attributable Indebtedness with respect to Sale and Leaseback Transactions, which would otherwise be subject to these restrictions (other than with respect to Sale and Leaseback Transactions that are permitted as provided under Section 4.02) does not exceed 15% of Consolidated Net Tangible Assets.
          Section 4.04. Limitations Upon Permitting Restricted Subsidiaries to become Non-Restricted Subsidiaries and Non-Restricted Subsidiaries to become Restricted Subsidiaries
          (a) The Company shall not permit any Restricted Subsidiary to be designated as or otherwise to become a Non-Restricted Subsidiary unless immediately after such Restricted Subsidiary becomes a Non-Restricted Subsidiary, it will not own, directly or indirectly, any capital stock of any other Restricted Subsidiary or any Mortgage on property of any other Restricted Subsidiary.
          (b) The Company shall not permit any Non-Restricted Subsidiary that has previously been a Restricted Subsidiary to be designated as a Restricted Subsidiary unless such Non-Restricted Subsidiary shall not, at any time after it ceased to be a Restricted Subsidiary have participated in any sale and leaseback transaction involving any Operating Property or Operating Asset owned by such Subsidiary, the Company or any Restricted Subsidiary (other than in a transaction permitted under Section 4.02 for such Subsidiary if it had been a Restricted Subsidiary at the time), unless the Operating Property or Operating Asset involved in such transaction shall no longer be leased by the Company or any Restricted Subsidiary or such Subsidiary or shall be owned by the Company or a Wholly Owned Restricted Subsidiary.
          (c) Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as a Non-Restricted Subsidiary or a Non-Restricted Subsidiary as a Restricted Subsidiary, or the making of an election by duly authorized Officers of the Company to effect any such designation, a copy of such Board Resolution or a written statement as to such designation signed by such Officers shall be filed with the Trustee, together with an Officers’

Certificate stating that the provisions of this Section 4.04 have been complied with in connection with such designation, and, in case of the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary, setting forth the name of each other Subsidiary (if any) that has become a Non-Restricted Subsidiary as a result of such designation.
ARTICLE 5
MISCELLANEOUS
          Section 5.01. Trust Indenture Act Controls.
          If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.
          Section 5.02. New York Law to Govern.
          The Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
          Section 5.03. Counterparts.
          This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
          Section 5.04. Severability. If any provision of this Second Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.
          Section 5.05. Ratification.
          The Base Indenture, as supplemented and amended by the First Supplemental Indenture dated as of April 7, 2007 and this Second Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.
          Section 5.06. Effectiveness.
          The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

          Section 5.07. Trustee Makes No Representation.
          The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this Second Supplemental Indenture.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

The TJX Companies, Inc.
By:	/s/ Mary B. Reynolds
	Name:	Mary B. Reynolds
	Title:	Senior Vice President — Finance Treasurer

Attest:

By:	/s/ Ann McCauley Name: Ann McCauley
Title: Executive Vice President,
General Counsel and Secretary
Signature Page to Second Supplemental Indenture

U.S. Bank National Association
By:	/s/ Karen R. Beard
	Name:	Karen R. Beard
	Title:	Vice President

Signature Page to Second Supplemental Indenture

EXHIBIT A
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THE TJX COMPANIES, INC.
4.200% Note due 2015

No. 1	Principal Amount
CUSIP No. 872540AN9	$400,000,000
          The TJX Companies, Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FOUR HUNDRED MILLION U.S. Dollars (U.S. $400,000,000) on August 15, 2015 and to pay interest thereon from July 23, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year (each an “Interest Payment Date”), beginning February 15, 2010 at the rate of 4.200% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been

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such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
          Payment of the principal of (and premium, if any) and the interest on this Note shall be made at the designated office of the Trustee (as defined below) at U.S. Bank National Association, 100 Wall Street, 16th Floor, New York, New York, 10005, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.
          This Note is one of the duly authorized series of Securities of the Company, designated as the Company’s “4.200% Notes due 2015”, initially limited to an aggregate principal amount of $400,000,000, all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of April 2, 2009, between the Company and U.S. Bank National Association, as Trustee (hereinafter referred to as the “Trustee”), as supplemented by the Second Supplemental Indenture thereto, dated as of July 23, 2009 (the “Second Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.
          The Company may redeem the Notes as a whole or in part, at the Company’s option at any time, at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points, plus in each case accrued and unpaid interest thereon to, but not including, the date of redemption. Further, installments of interest on the Notes to be redeemed that are due and payable on the Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date.
          For purposes of the optional redemption provisions of this Note, the following terms shall be applicable:

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          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
          “Reference Treasury Dealer” means each of Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., RBS Securities Inc. or their affiliates that are primary U.S. Government securities dealers and one other primary U.S. Government securities dealer in the City of New York selected by the Company, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York, the Company shall substitute therefor another such primary U.S. Government securities dealer.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
          Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed; provided that notice of redemption may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of Notes.
          If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot or any other such method as the Trustee deems to be fair and appropriate.
          Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

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          If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes as described above, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to any integral multiple of $1,000, such that any remaining portion held be such Holder is at least $2,000) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”).
          Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date; provided, that the expiration of the Change of Control Offer prior to consummation of such Change of Control will not relieve the Company of its obligation herein if such Change of Control subsequently occurs.
          On each Change of Control Payment Date, the Company shall, to the extent lawful:
(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
          The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment.
          The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in

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connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.
          Installments of interest that are due and payable on Notes to be repurchased on a Change of Control Payment Date between a Regular Record Date and an Interest Payment Date shall be payable on the Change of Control Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to this Note and the Indenture.
          For purposes of the Change of Control Offer provisions of the Notes, the following terms shall be applicable:
          “Change of Control” means the occurrence of any of the following:
(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than the Company or one of its Wholly Owned Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(4)	the adoption of a plan relating to the Company’s liquidation or dissolution.
          The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
          “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
          “Continuing Directors” means, as of any date of determination, any members of the Company’s Board of Directors who (1) were members of the Company’s Board of Directors on the date the Notes were issued; or (2) were nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in

5

which such member was named as a nominee for election as a director, without objection to such nomination).
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.
          “Moody’s” means Moody’s Investors Service, Inc. and its successors.
          “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
          “Rating Event” means the rating on the Notes is lowered by both Rating Agencies and the Notes are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
          The Notes are not subject to any sinking fund.
          If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the

6

rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the Holder of this Note, which is absolute and unconditional, to receive payment of the principal of and, subject to certain qualifications in the Indenture, interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.
          As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.
          The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to certain limitations therein set forth in the Indenture and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.
          No service charge shall be made for any such registration of transfer or for exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Note, other than in certain cases provided in the Indenture.
          Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

7

          The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.
          This Note shall be governed by and construed in accordance with the laws of the State of New York.
          All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
          Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

8

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated: July 23, 2009

THE TJX COMPANIES, INC.

Attest:		By:

	Name:		Name:
	Title:		Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated: July 23, 2009

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

4.200% Note due 2015
Signature Page

ABBREVIATIONS
          The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by the entireties
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	- . . . Custodian (Cust) (Minor) Under Uniform Gifts to Minor Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)
the within Note of THE TJX COMPANIES, INC. and does hereby irrevocably constitute and appoint                                         attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]
4.200% Note due 2015